Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Regulation A Offering Statement on Form 1-A/A of our report dated June 26, 2020, except for Notes 1 and 11 as to which the date is September 1, 2020, relating to the consolidated financial statements of The Good Earth Organics, Inc. appearing in this Regulation A Offering Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ Liggett & Webb, P.A.

New York, New York

September 2, 2020